Exhibit 99.3

News
For Immediate Release

EP Energy Completes Initial Public Offering of Common Stock

HOUSTON, TEXAS, January 23, 2014 — EP Energy Corporation (NYSE: EPE) (“EP Energy”) today announced the completion of its initial public offering of 35,200,000 shares of its common stock at a public offering price of $20.00 per share. EP Energy’s common stock commenced trading on the New York Stock Exchange on January 17, 2014 under the ticker symbol “EPE.” The underwriters have a 30-day option to purchase from EP Energy up to an additional 5,280,000 shares of common stock at the public offering price (less the underwriting discounts and commissions).

Net proceeds to EP Energy from the sale of the shares of its common stock, after deducting the underwriting discounts and commissions and estimated offering and other expenses, are approximately $664 million (or $765 million if the underwriters’ option to purchase additional shares is exercised in full). On the closing date, EP Energy used the net proceeds to (i) satisfy and discharge all of the outstanding 8.125%/8.875% Senior PIK Toggle Notes due 2017 issued by its subsidiaries, EPE Holdings LLC and EP Energy Bondco Inc., including the redemption premium and the accrued and unpaid interest on those notes, (ii) repay certain outstanding borrowings under the reserve-based revolving credit facility and (iii) pay a fee under a management fee agreement with certain affiliates of EP Energy’s sponsors.

Credit Suisse and J.P. Morgan acted as joint book-running managers for the offering.  Citigroup, Goldman, Sachs & Co., Morgan Stanley, Deutsche Bank Securities, UBS Investment Bank, BMO Capital Markets, RBC Capital Markets and Wells Fargo Securities also acted as book-running managers. Evercore, Tudor, Pickering, Holt & Co., Barclays, Jefferies, BofA Merrill Lynch, BBVA, Nomura, Scotiabank / Howard Weil,

SOCIETE GENERALE and TD Securities acted as senior co-managers, and Capital One Securities, CIBC, SunTrust Robinson Humphrey, ING, Mizuho Securities, SMBC Nikko, Stephens Inc., Lebenthal Capital Markets and Topeka Capital Markets acted as co-managers.

The offering of these securities was made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, copies of which may be obtained from:

Credit Suisse Attn: Prospectus Department One Madison Avenue New York, NY 10010 Telephone: (800) 221-1037 Email: newyork.prospectus@credit-suisse.com	J.P. Morgan Via Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: (866) 803-9204

You may also obtain the prospectus for free from the Securities and Exchange Commission (“SEC”) at www.sec.gov.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described above nor shall there be any sale of the securities described above in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements involve certain risks and uncertainties.  EP Energy undertakes no obligation to publicly update or revise any forward-looking statement.

EP Energy Corporation

Investor and Media Relations

Bill Baerg

1001 Louisiana Street

Houston, Texas 77002

713-997-2906

bill.baerg@epenergy.com